Exhibit 10.29

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (this “Agreement”) is hereby made and entered into by and between KIM International Corporation, a subsidiary of KushCo Holdings, Inc. (collectively, the “Company”) and Jason Vegotsky, an individual (“Employee”) as of the last date set forth on the signature page (the “Effective Date”).

RECITALS

A.Employee is an at-will employee of the Company and holds the position of President, Chief Revenue Officer:

B.Employee submitted his formal resignation and Employee’s employment with the Company will on July 1, 2020 (the “Termination Date”);

C.Employee acknowledges the receipt of all wages, salary, bonuses, benefits, vacation pay, expense reimbursement or any other monies owed by the Company to Employee. Aside from the Severance described below, Employee acknowledges that Employee is not entitled to any additional future compensation from the Company; and

D.The Company has offered, and Employee has accepted, the Severance as described below in exchange for a waiver and release of all claims and other provisions in this Agreement. This Agreement is therefore entered into by the Company and Employee to document the parties’ agreement regarding the terms of Employee’s separation from the Company.

NOW, THEREFORE, IN RELIANCE OF THE ABOVE RECITALS AND IN
CONSIDERATION of the promises, covenants and agreements herein contained, the parties agree as follows:

1.General Release. In consideration of the Company’s payment to Employee of the Severance as described in Section 2 the sufficiency for which is hereby acknowledged, Employee on Employee’s own behalf and on behalf of Employee’s dependents, heirs, successors and assigns, hereby releases and covenants not to sue the Company, or its subsidiaries, parents or affiliated entities (including but not limited to: KushCo Holdings, Inc., KIM International Corporation, Kush Supply Co., LLC, KCH Energy, LLC, The Hybrid Creative LLC, Koleto LLC, Celeritas Industries, Inc. and KCH Distribution, Inc. (Canada)), or their respective past, present or future directors, officers, members, managers, owners, shareholders, partners, trustees, supervisors, employees, attorneys, consultants, receivers, insurers, and agents, and all persons acting by, through, under or in concert with any of them, and each of their respective heirs, predecessors, successors, and assigns (hereinafter collectively “Releasees”) from and for all rights, claims, liabilities, actions and suits of all kinds and descriptions that Employee may have against any or all Releasees arising on or prior to the date Employee signs this Agreement or arising out of Employee’s employment with the Company or the termination thereof (“ Claim” or “Claims”), including, but not limited to, any claim for wages, bonus, incentive compensation, commissions, accrued vacation pay, sick leave, holiday pay, meal/rest periods, severance pay, overtime, penalties, any wage and/or hour violation, breach of contract, breach of quasi contract, breach of implied contract, entitlement under any leave laws, health or medical insurance, pension or retirement benefits, or any other employment benefits, any claim for employment discrimination, whether on the basis of race, age, sex, national origin, religion, sexual

Exhibit 10.29

orientation, marital status, veterans status, disability, union membership, or any other protected basis, retaliation or harassment of any kind, wrongful termination, slander, defamation, invasion of privacy, or emotional distress. Without limiting the generality of the foregoing, Employee acknowledges and agrees that among the claims released are those arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement and Income Security Act, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Genetic Information Non-Discrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the False Claims Act, the Sarbanes-Oxley Act, the Uniformed Services Employment and Reemployment Rights Act, the Occupational and Safety Health Act, the California Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Labor Code and Industrial Welfare Commission Orders, the California Constitution, the California Family Rights Act, the California Business and Professions Code, or any other claim based upon any federal, state, or local law or any alleged wrongful conduct or injury arising out of or in any way connected with any acts or omissions occurring on or prior to the date Employee signs this Agreement.

This general release and waiver of claims however excludes, and the Employee does not waive, release, or discharge: (A) any right to file an administrative charge or complaint with the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing, the Occupational Safety and Health Administration, and the Securities and Exchange Commission (“SEC”) or other similar federal or state administrative agencies, although the Employee waives any right to monetary relief related to such a charge or administrative complaint; provided, however, that nothing herein shall be construed to waive or limit Employee’s ability to receive any bounty or award for information provided to the SEC concerning suspected violations of law; (B) claims which cannot be waived by law; and (C) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

2.Severance and Acknowledgment. Upon Employee’s execution of this Agreement and the return of all Company property referenced in Section 9 below and subject to Employee’s compliance with all of the terms of this Agreement, in consideration of the promises made herein, Employee shall receive the following severance benefit(s) (the “Severance”):

•The Company shall issue Employee total cash compensation equal to Seventy-Five Thousand and No/100 Dollars ($75,000.00), paid in three (3) equal monthly installments of $25,000.00, which the first (1st) cash payment shall be made within five (5) business days following the Terminate Date, the second (2nd) cash payment will be distributed to Employee on or before August 5, 2020 and the final cash payment will be distributed to Employee on or before August 31, 2020;

•On or before December 1, 2020, the Company shall accelerate the vesting schedule of RSA-430 attached hereto as Exhibit A and as a result the unvested Fifty Thousand (50,000) restricted shares of Company stock shall be fully vested.

•The Company shall grant to Employee Fifty Thousand (50,000) restricted shares of Company stock, which Twenty-Five Thousand (25,000) of said restricted shares shall be issued to Employee on or before July 6, 2020 and the remaining Twenty-Five Thousand (25,000) said restricted shares shall be issued to Employee on or before August 31, 2020.

Exhibit 10.29

•On or before July 1, 2020, the Company shall grant to Employee One Hundred Thousand (100,000) options of Company stock, with a strike price equal to the closing price of the Company’s stock on June 30, 2020, which such options shall be fully vested and shall be exercisable between November 1, 2020 and October 31, 2022.

Employee affirms and warrants that Employee has reported all hours worked and appropriately received all compensation, wages, overtime pay (if applicable), expense reimbursements, bonuses, commissions, incentive compensation, vacation pay/PTO, sick pay, meal and rest breaks, benefits and other payments to which Employee was entitled (hereinafter “Monies”), including, but not limited to, those under the Fair Labor Standards Act and any other federal, state, or local wage and hour law, regulation or ordinance. Except for the Severance set forth herein in this Section 2, Employee expressly acknowledges and agrees that the Company does not now owe and will not in the future owe Employee any additional Monies of any kind whatsoever. Employee further affirms and warrants that Employee has appropriately received any leave (paid and unpaid) to which Employee was entitled, including, but not limited to, leave under the Family and Medical Leave Act and any other federal, state, or local leave or disability accommodation law, regulation or ordinance. Employee further acknowledges and agrees that Employee shall not be entitled to and shall not seek any other benefits or Monies from the Company.

3.Civil Code Section 1542. It is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that Employee agrees that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. This release includes a release under § 1542 of the Civil Code of the State of California. Section 1542 reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Employee hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement.

4.No Pending Claims. Employee acknowledges and agrees that Employee has no pending lawsuit, administrative charge, or complaint against the Company or any of the other Releasees, in any court or with any governmental agency. Employee also agrees that, to the extent permitted by law and subject to the provisions in Sections 13 and 17, Employee will not allow any lawsuit, administrative charge, or complaint to be pursued on Employee’s behalf. Employee further agrees that Employee will not participate, cooperate, or assist in any litigation against the Releasees in any manner, to the extent permitted by law and subject to the provisions in Sections 13 and 177. If lawfully subpoenaed by a court of this jurisdiction, Employee agrees to provide the Company written notice of such a subpoena within five days of receipt.

5.Confidential Information. Employee acknowledges that Employee has acquired information, in the course of Employee’s employment with the Company, regarding the Releasees, which constitutes Confidential Information (as defined below), and which is and remains the exclusive property of the Releasees. Employee acknowledges that this Confidential

Exhibit 10.29

Information could be used to the detriment of the Releasees. Therefore, Employee agrees that, subject to the exceptions stated in Section 17, and except as required by law, Employee shall not divulge to any other person, firm, corporation or legal entity, any Confidential Information or trade secret of any Releasee. The term “Confidential Information” as used herein, means all information or material not generally known by the public which: (a) gives any Releasee some competitive business advantage or the opportunity of obtaining such advantage or the disclosure of which could be detrimental to the interests of any Releasee; and (b) is owned by any Releasee or in which any Releasee has an interest; and (c) is either marked “Confidential Information,” “Proprietary Information” or with other similar marking, is known by Employee to be considered confidential and proprietary by any Releasee, or from all the relevant circumstances should reasonably be assumed by Employee to be confidential and proprietary to any Releasee. Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing): trade secrets, inventions, drawings, file data, documentation, diagrams, specifications, know how, processes, formulas, models, flow charts, products in various stages of development, source codes, object codes, research and development procedures, research or development and test results, marketing techniques and materials, marketing and development plans, price lists, tax information (including, without limitation, tax strategies, tax planning, tax structuring and tax returns), Company strategies, Company structuring, inter-Company relations and agreements, pricing policies, billing practices, business plans, information and lists relating to potential or actual clients, customers’ identities, characteristics and agreements, insurance information, risk management information, human resources and personnel information (other than pay information regarding the Employee himself/herself), financial information and projections, legal department information, audit information, trust information, income information and employee files. Confidential Information also includes any confidential, non-public information described above which any Releasee obtains from another party and treats as proprietary or designates as Confidential Information, whether or not owned or developed by such Releasee. Employee acknowledges that, notwithstanding this Agreement, Employee shall continue to be bound by the covenants and other provisions of any Employee Non-Disclosure and Invention Assignment Agreement that Employee entered into during Employee’s employment with the Company. The Company expressly acknowledges and confirms that nothing in this Section 5 is intended to prohibit Employee's ability to pursue any activities related to retail services, brokerage, activation, marketing, branding or similar services specifically for the cannabis Tetrahydrocannabinol (THC) industry (provided such carve-out is not inclusive of such services in the cannabidiol (CBD) industry) regardless of whether the parties involved currently transact with the Company and that such activities expressly do not violate this Section 5.

6.Confidentiality. The terms of the Agreement shall be confidential, subject to the exceptions stated in Section 17. Accordingly, Employee agrees to not make any public statement about, not disclose to any third party, the fact of, or contents or terms of this Agreement, unless necessary to implement or enforce its terms, or to seek tax or legal advice regarding this Agreement. Employee will not disclose information about this Agreement to Employee’s spouse or Employee’s financial, tax and legal advisors, until they have first been advised of this confidentiality provision. Specifically, Employee will not disclose any information about this Agreement, or the Severance made pursuant to this Agreement, to any current or former employee of the Company. In the event that Employee’s attorney, financial or tax advisor, or spouse engages in conduct that would breach this section, such conduct shall constitute a breach of this section just as if Employee had engaged in such conduct. Employee understands and agrees that any disclosures in violation of this section shall constitute and be treated as a material breach of this Agreement. Employee and the Company agree that a breach of this confidentiality

Exhibit 10.29

provision would constitute irreparable harm to Company and that, in the event of any breach of this Section, Company may obtain an injunction prohibiting future breaches. In addition, Employee and Company agree that any breach of confidentiality as set forth in Section 5 above and Section 6 herein, and any breach of the provisions referenced in Sections 11 below of this Agreement, shall result in liquidated damages paid by Employee to Company in the amount of Five Thousand Dollars and Zero Cents ($5,000.00) per breach. The Employee and Company agree that injunctive relief, additional monetary damages and reasonable attorneys’ fees and costs are also available under this Agreement for enforcing this provision.

7.Additional Benefit. Employee represents and agrees that the Company’s payment of the Severance described above is not required by any agreement or by any of the Company’s policies or procedures or by any act or omission by the Company or any Releasee, or any of them. Employee understands that the Severance is an additional benefit for which Employee is not eligible unless Employee elects to sign this Agreement.

8.Reports. Employee further represents that Employee (i) has reported to the Company any and all work-related injuries incurred during employment; (ii) the Company properly provided any leave of absence because of Employee or a family member’s health condition and Employee has not been subjected to any improper treatment, conduct or actions due to a request for or taking such leave; and (iii) Employee has provided the Company with written notice of any and all concerns regarding suspected bank fraud, wire fraud, mail fraud, securities fraud, any violation of a rule or regulation of the SEC, any violation of federal law, or any violation of the Company’s Code of Business Conduct, or any other ethical and compliance issues or violations on the part of the Company or any released person or entity.

9.Return of Company Property. Employee represents and warrants that Employee will return to the Company any and all of the Company’s equipment, cellular telephone, iPhone/blackberry, tablets, laptop computers, hand-held electronic devices, files, documents, and other materials which were given to Employee by the Company for Employee’s use during Employee’s employment or which are otherwise in Employee’s possession, custody or control on the Termination Date, including, without limitation, all corporate credit cards, employee identification badges, and all building keys and access cards, in each case, in the same condition as such materials were in when given to Employee by the Company (normal wear and tear excepted). Employee will also provide the Company with the location of any security information which Employee used in connection with Employee’s employment. Employee also agrees to promptly return any subsequently discovered Company property.

10.No Disparagement; Social Media. To the fullest extent permitted by law, and subject to the exceptions stated in Section 17, Employee agrees that, from and after the Termination Date, Employee will not disparage or publish or disseminate information, whether oral or written (which includes, but is not limited to, statements made directly, indirectly or through any third person on or through any online, social media, electronic, digital or other media), that is derogatory in any manner to the Company or its business or its reputation, whether such information was acquired before, during or after Employee’s employment with the Company. In addition, on the Termination Date, Employee agrees to update Employee’s profile on social media websites (such as LinkedIn) to reflect that Employee is no longer an employee of the Company. The Company agrees that, from and after the Termination Date, the Company’s executive members (c-level executives and above) will not disparage or publish or disseminate information, whether oral or written (which includes, but is not limited to, statements made directly, indirectly or through any third person on or through any online, social media, electronic,

Exhibit 10.29

digital or other media), that is derogatory in any manner to the Employee, whether such information was acquired before, during or after Employee’s employment with the Company. Employee and the Company agree that the non-disparagement provision set forth in this section is a material term of this Agreement and that breach of this section of the Agreement constitutes a material breach of this Agreement.

11.Confirmation. Subject to the exceptions stated in Section 17, Employee represents and warrants that Employee is not aware, to the best of Employee’s knowledge, of any conduct on Employee’s part or on the part of another Company employee that violated the law or otherwise exposed the Company to any liability, whether criminal or civil, whether to any government, individual or other entity, and that Employee is not aware of any material violations by the Company and/or its employees, officers, directors and agents of any statute, regulation or other rules that have not been addressed by Company through appropriate compliance and/or corrective action. Further, Employee represents and warrants that Employee has not suffered any sexual harassment or sexual abuse in connection with Employee’s employment by the Company, or by any officer, manager, employee, agent, customer or supplier of the Company; that Employee is not currently aware of any facts or circumstances that would give rise to a sexual harassment or sexual abuse claim against the Company and/or any of the Releasees; and that this Agreement and the Severance is not a settlement or payment related to a sexual harassment or sexual abuse claim.

12.Reference. Employee agrees that any request for a reference from a prospective employer shall be directed to the Company’s Human Resources Department. The Company agrees that in response to any inquiry from a prospective employer to the Human Resources Department, the Company shall make no comment other than to confirm dates of employment and last position held. The Company may provide, at its sole discretion, a recommendation upon written request by Employee.

13.Cooperation. In the event that the Company or any of its affiliates becomes involved in any civil or criminal litigation, administrative proceeding or governmental investigation, Employee shall, upon request, provide reasonable cooperation and assistance to the Company, including without limitation, furnishing relevant information, attending meetings and providing statements and testimony. The Company will reimburse Employee for all reasonable and necessary expenses Employee incurs in complying with this Section 133. If necessary for any employer of Employee, the Company will provide Employee with a proper subpoena in order to obtain Employee’s reasonable cooperation with and assistance to the Company.

14.No Admission. Employee acknowledges that neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Company of any wrongdoing or violation of its policies and procedures, or of any law or regulation. Notwithstanding the foregoing, this Agreement may be introduced into a proceeding solely for the purpose of enforcing this Agreement.

15.Dispute Resolution. Any disagreement, controversy, claim, action, proceeding or dispute between Employee and any Releasee, brought to interpret or enforce the provisions of this Agreement, shall be resolved by way of final binding arbitration. The parties will exercise their best efforts to mutually agree upon the selection of an arbitrator. If no such agreement can be reached, then a third-party provider will be contacted for the purpose of securing an arbitrator. The arbitrator selected shall be a retired judge or attorney with substantial experience in the

Exhibit 10.29

subject matter of the dispute. The prevailing party or parties shall recover his, her or its reasonable attorneys’ fees and costs.
16.Unemployment and Disability. The releases set forth in Section 1 does not include any claims for state or federal unemployment or disability compensation to which Employee may be entitled under the law or Employee’s rights to continuation coverage under the Company’s group health plan which, if applicable, will be offered in accordance with the provisions of COBRA or other applicable law. The Company agrees it will not oppose Employee’s claim for unemployment benefits.

17.No Prohibition. Employee is hereby advised, and by Employee’s signature below, Employee acknowledges that, nothing in this Agreement or in any agreement between Employee and the Company prohibits or limits Employee (or Employee’s attorney) from initiating communications directly with, responding to any inquiry from, volunteering information to, or providing testimony before, the Securities and Exchange Commission, the Department of Justice, the Financial Industry Regulatory Authority Inc., or any other self- regulatory Company, governmental, law enforcement, or regulatory authority, regarding this Agreement and its underlying facts and circumstances, or any reporting of, investigation into, or proceeding regarding suspected violations of law, and that Employee is not required to advise or seek permission from the Company before engaging in any such activity. Employee further recognizes that, in connection with any such activity, Employee must inform such authority of the confidential nature of any confidential information that Employee provides, provided, further, that Employee is not permitted to reveal any information that is protected by the attorney-client privilege or attorney-work product protection or any other privilege belonging to the Company. Furthermore, nothing contained in this Agreement is intended to prohibit or restrict Employee in any way from making any disclosure of information required by law. Additionally, Employee understands and acknowledges that Employee is hereby notified that, under the Defend Trade Secrets Act (specifically, 18 USC §1833), Employee cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Employee also understands that Employee may not be held so liable for disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if that filing is made under seal.

18.Choice of Law. This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of California, without regard to its conflicts of law provisions.

19.No Assignment. Employee represents and agrees that Employee has not heretofore assigned or transferred, or purported to have assigned or transferred, to any person whomsoever, any Claim or portion thereof or interest therein, and Employee agrees to indemnify, defend and hold harmless each and all of the Releasees against any and all Claims based on, arising out of, or in connection with any such transfer or assignment, or purported transfer or assignment, of any Claims or any portion thereof or interest therein.

20.Binding. This Agreement shall be binding upon Employee and Employee’s heirs, representatives, executors, administrators, successors and assigns, and shall inure to the benefit of each and all of the Releasees, and to their heirs, representatives, executors, administrators, successors and assigns.

Exhibit 10.29

21.Severability. Should any part, term or provision of this Agreement, with the exception of the releases embodied in Section 1, be declared or determined by any Court or other tribunal of appropriate jurisdiction to be invalid or unenforceable, any such invalid or unenforceable part, term or provision shall be deemed stricken and severed from this Agreement and any and all of the other terms of the Agreement shall remain in full force and effect to the fullest extent permitted by law. The releases embodied in Section 1 are the essence of this Agreement and should Section 1 be deemed invalid or unenforceable, this Agreement may be declared null and void by the Company and any consideration received under this Agreement shall be returned to the Company.

22.Entire Agreement. This Agreement constitutes and contains the entire agreement and understanding between the parties and supersedes all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. The Company has made no promises to Employee other than those contained in this Agreement. This Agreement may not be modified, or any provision waived, except by a signed written agreement of the affected parties. Notwithstanding the foregoing, the continuing obligations contained in any arbitration agreement and confidential information and/or privacy agreement between the parties, shall remain in full force and effect whether or not Employee executes this Agreement.

23.No Presumption against Drafter. Employee agrees that this Agreement has been negotiated and that no provision contained herein shall be interpreted against any party because that party drafted the provision.

24.Acknowledgment. Employee acknowledges and affirms that Employee has no known workplace injuries or occupational diseases for which Employee has not already filed a claim.

25.Breach of Post-Termination Obligations. If the Employee breaches any terms of this Agreement or the post-termination obligations referenced in it, to the extent authorized by California law, the Employee will be responsible for payment of all reasonable attorneys' fees and costs that the Company incurred in the course of enforcing the terms of the Agreement, including demonstrating the existence of a breach and any other contract enforcement efforts.

26.Signatories’ Authority. Each of the individuals signing this Agreement represents and warrants to the others that he or she has the right, power and authority to sign this Agreement on his or her behalf, or on behalf of the Company or other business entity for which he or she has signed, as the case may be, and to sign all other documents and perform all other acts as may be necessary in relation to this Agreement.

27.Capacity. Employee represents and warrants that in negotiating and executing this Agreement, Employee is not, and has not been, under the influence of any drugs, medications or other substances which might in any way impair Employee’s judgment or ability to understand the terms of this Agreement.

28.Further Documents and Acts. Each of the parties will cooperate in good faith with each other, and execute and deliver such further documents and perform such other acts as may be reasonably necessary or appropriate to consummate and carry into effect the transactions contemplated by this Agreement.

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29.No Reliance. Employee represents and acknowledges that in executing this Agreement Employee does not rely upon, and has not relied upon, any representation or statement not set forth herein made by any Releasee or by their agents, representatives, or attorneys with regard to the subject matter, basis or effect of this Agreement or otherwise.

30.Interpretation. The language in all parts of this Agreement will be in all cases construed simply according to its fair meaning and not strictly for or against any party. Whenever the context requires, all words used in the singular will be construed to have been used in the plural, and vice versa, and each gender will include any other gender. The captions of the paragraphs of this Agreement are for the convenience only and will not affect the construction or interpretation of any of the provisions herein.

31.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute, shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.

32.Costs. Each of the parties to this Agreement will pay his, her, or its own costs and expenses, if any, relative to the negotiation and preparation of this Agreement.

33.Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute one original Agreement, and it may be executed by a signature transmitted via facsimile or email transmission.

34.Certification. Employee certifies that Employee has received any advice of counsel Employee deems necessary regarding this Agreement and has read and understands all of this Agreement and freely, voluntarily and knowingly entered into this Agreement, having full knowledge and understanding of its contents, its effect, and the rights Employee may be waiving.

35.Deadline. Employee has until 5:00 p.m. on July 1, 2020 to sign and return this agreement to:

Rhiana Barr
KIM International Corporation
6261 Katella Ave., Suite 250
Cypress, CA 90630
Rhiana.barr@kushco.com

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If the signed Agreement is not returned by that date, the offer is rescinded.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date written below.

PLEASE READ CAREFULLY. THIS SEVERANCE AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASEES.

KIM INTERNATIONAL CORPORATION

/s/ Jason Vegotsky	By: /s/ Rhiana Barr
Jason Vegotsky	Name: Rhiana Barr
Its: Chief People Officer
Date: June 30, 2020	Date: July 1, 2020